CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Stewart Capital Mutual Funds and to the use of our report dated February 23, 2016 on the financial statements and financial highlights of Stewart Capital Mid Cap Fund, a series of shares of beneficial interest of Stewart Capital Mutual Funds. Such financial statements and financial highlights appear in the December 31, 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
April 28, 2016